U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

Registration Statement
under the
Securities Act of 1933

ARS Networks, Incorporated
(Exact name of registrant as specified in its charter)

New Hampshire	3743	14-1805077
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1207 Delaware Avenue, Suite 410, Buffalo, New York, 14209; (716) 332 6143

(Address and telephone number of Registrant's principal executive offices and principal place of business)

Employee Stock Incentive Plan for the Year 2004 No. 1
Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 1
(Full title of the Plans)

Sydney A. Harland, 1207 Delaware Avenue, Suite 410, Buffalo, New York, 14209
(Name and address of agent for service)

(716) 332 6143
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Options to Purchase Common Stock, Common Shares Underlying Options	190,000,000	$0.0065(2)	$1,235,000	$156.47
Common Stock	10,000,000	$0.0065(3)	$65,000	$8.24
Total	200,000,000		$1,200,000	$164.71

(1)   The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rule 457(h) promulgated pursuant to the Securities Act of 1933.

(2)   This Offering Price per Share is established pursuant to the option exercise price set forth in the Employee Stock Incentive Plan for the Year 2004 No. 1, set forth in Exhibit 4.1 to this Form S-8.

(3)   This Offering Price per Share is established pursuant to the Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 1 set forth in Exhibit 4.2 to this Form S-8.

Part I
Information Required in the Section 10(a) Prospectus

Item 1.      Plan Information.

  See Item 2 below.

Item 2.      Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933.  The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b).  The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

Part II
Information Required in the Registration Statement

Item 3.      Incorporation of Documents by Reference.

The following are hereby incorporated by reference:

(a)                 The Registrant's latest annual report on Form 10-KSB for the fiscal year ended January 31, 2003, filed on May 16, 2003 and Form 10-KSB/A, filed on June 20, 2003.

(b)                 All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

(c)                 A description of the Registrant's securities contained in the Registration Statement on Form 10-SB filed by the Registrant to register the common stock under the Exchange Act, including all amendments filed for the purpose of updating such common stock description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 4.      Description of Securities.

Not applicable.

Item 5.      Interest of Named Experts and Counsel.

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

Item 6.      Indemnification of Directors and Officers.

Our bylaws do not contain a provision entitling any director or executive officer to indemnification against its liability under the Securities Act.  The New Hampshire Revised Statutes allow a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances.  Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Registrant.  A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Provided the terms and conditions of these provisions under New Hampshire law are met, officers, directors, employees, and agents of the Registrant may be indemnified against any cost, loss, or expense arising out of any liability under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

The New Hampshire Revised Statutes, stated herein, provide further for permissive indemnification of officers and directors.

Section 293-A:8.51  Authority to Indemnify.

                "(a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

                                "(1) he conducted himself in good faith; and
                                                  "(2) he reasonably believed:

                                               "(i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

                                                "(ii) in all other cases, that his conduct was at least not opposed to its best interests; and

                                "(3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

                "(b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(2)(ii).

                "(c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

                "(d) A corporation may not indemnify a director under this section:

                                "(1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                                "(2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

                "(e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

                Section 293-A:8.52  Mandatory Indemnification.  Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

                Section 293-A:8.53  Advance for Expenses.

                                "(a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                                                "(1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in RSA 293-A:8.51;
                                                "(2) the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and
                                                "(3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this subdivision.

                                "(b) The undertaking required by subparagraph (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

                                "(c) Determinations and authorizations of payments under this section shall be made in the manner specified in RSA 293-A:8.55.

                Section 293-A:8.54  Court-Ordered Indemnification.  Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

                                "(1) the director is entitled to mandatory indemnification under RSA 293-A:8.52, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

                                "(2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in RSA 293-A:8.51 or was adjudged liable as described in RSA 293-A:8.51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

            Section 293-A:8.55  Determination and Authorization of Indemnification.

                                "(a) A corporation may not indemnify a director under RSA 293-A:8.51, unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in RSA 293-A:8.51.

                                  "(b) The determination shall be made:

                                                "(1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;
                                                "(2) if a quorum cannot be obtained under subparagraph (b)(1) by majority vote of a committee duly designated by the board of directors, in which designation directors who are parties may participate, consisting solely of 2 or more directors not at the time parties to the proceeding;
                                                "(3) by special legal counsel:
                                                                "(i) selected by the board of directors or its committee in the manner prescribed in subparagraphs (1) or (2); or
                                                                "(ii) if a quorum of the board of directors cannot be obtained under subparagraph (b)(3)(i) and a committee cannot be designated under subparagraph (b)(2), selected by majority vote of the full board of directors in which selection directors who are parties may participate.
                                                "(4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

                                "(c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph (b)(3) to select counsel.

                Section 293-A:8.56  Indemnification of Officers, Employees, and Agents.  Unless a corporation's articles of incorporation provide otherwise:

                                "(1) an officer of the corporation who is not a director is entitled to mandatory indemnification under RSA 293-A:8.52, and is entitled to apply for court-ordered indemnification under RSA 293-A:8.54, in each case to the same extent as a director;

                                "(2) the corporation may indemnify and advance expenses under this subdivision to an officer, employee or agent of the corporation who is not a director, to the same extent as to a director; and

                                "(3) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

                Section 293-A:8.57  Insurance.  A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under RSA 293-A:8.51 or 293-A:8.52.

                Section 293-A:8.58  Application of This Subdivision.

                                "(a) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with this subdivision. If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

                                "(b) This subdivision does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding."

Item 7.      Exemption from Registration Claimed.

                  Not applicable.

Item 8.      Exhibits.

                  The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

Item 9.      Undertakings.

                  The undersigned registrant hereby undertakes:

(a)                 (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                       (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                 That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

(d)                 That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, New York, on January 26, 2004.

ARS NETWORKS, INCORPORATED

By /s/ Sydney A. Harland
    Sydney A. Harland, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Sydney A. Harland Sydney A. Harland	President and Chief Executive Officer	January 26, 2004
/s/ Mark P. Miziolek Mark P. Miziolek	Vice President, Chief Financial Officer, and Director	January 26, 2004
/s/ Ronald A. Moodie Ronald A. Moodie	Corporate Secretary and Director	January 26, 2004
/s/ Andrew E. Mercer Andrew E. Mercer	Director	January 26, 2004
/s/ Richard A. Mangiarelli Richard A. Mangiarelli	Director	January 26, 2004

EXHIBIT INDEX

         Exhibit No.                                   Description

                4.1                           Employee Stock Incentive Plan for the Year 2004 No. 1
4.2                           Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004 No. 1
5                              Opinion Re: Legality
23.1                         Consent of Accountants
23.2                         Consent of Accountants
23.3                         Consent of Counsel